Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
AAON, INC.
(Filed August 21, 1997, and as further amended on July 7, 1999, June 5, 2014 and July 9, 2024)

We, the undersigned, as President and Secretary of AAON, Inc., (hereinafter referred to as the "Corporation"), do hereby certify that the Board of Directors of the Corporation, pursuant to Actions dated March 21, 1997, unanimously adopted resolutions to amend and restate in its entirety the Corporation's Articles of Incorporation as set forth below:

ARTICLE I

NAME

The name of the Corporation hereby created shall be:

AAON, Inc.

ARTICLE II

DURATION

The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE III

PURPOSE

The purposes for which the Corporation is organized are:

(a) To acquire by purchase or otherwise, own, hold, lease, rent, mortgage or otherwise, to trade with and deal in real estate, lands and interests in lands and all other property of every kind and nature;

(b) To manufacture, use, work, sell and deal in chemicals, biologicals, pharmaceuticals, electronics and products of all types owned or hereafter owned by it for manufacturing, using and vending any device or devices, machine or machines or manufacturing, working or producing any or all products;

(c) To borrow money and to execute notes and obligations and security contracts therefor, to lend any of the monies or funds of the Corporation and to take evidence of indebtedness therefor; and to negotiate loans, to carry on a general mercantile and merchandise business and to purchase, sell and deal in such goods, supplies and merchandise of every kind and nature;

(d) To guarantee the payment of dividends or interest on any other contract or obligation of any corporation whenever proper or necessary for the business of the Corporation in the judgment of its directors;

(e) to do all and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated or incidental to the powers therein named or which shall at any time appear conclusive or expedient for the protection or benefit of the Corporation, with all the powers hereafter conferred by the laws under which the Corporation is organized; and

(f) To engage in any and all other lawful purposes, activities and pursuits, whether similar or dissimilar to the foregoing, and the Corporation shall have all the powers allowed or permitted by the laws of the state of Nevada.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issues is 205,000,000 shares, consisting of 5,000,000 shares of preferred stock, par value $.001 per share (hereinafter the "Preferred Stock"), and 200,000,000 shares of common stock, par value $.004 per share (hereinafter the "Common Stock"). The Common Stock shall be non-assessable and shall not have cumulative voting rights.

(a) Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors. Each series shall be distinctly designated. All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences and relative, participating, optional and other rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as hereinafter provided, the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences and relative participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any of such series, including but without limiting the generality of the foregoing, the following:

(i) The distinctive designation of, and the number of shares of Preferred Stock which shall constitute the series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(ii) the rate and times at which, and the terms and conditions upon which, dividends, if any, on shares of the series shall be paid, the extent of preferences or relations, if any, of such dividends to the dividends payable on any other class or classes of stock of the Corporation, or on any series of Preferred Stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

(iii) the right, if any, of the holders of shares of the series to convert the same into, or exchange the same for, shares of any other class or classes of stock of the Corporation, or of any series of Preferred Stock of the Corporation, and the terms and conditions of such conversion or exchange;

(iv) whether shares of the series shall be subject to redemption, and the redemption price or prices including, without limitation, a redemption price or prices payable in shares of the Common Stock and the time or times at which, and the terms and conditions upon which, shares of the series may be redeemed;

(v) the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;

(vi) the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

(vii) the voting power, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include the right to more or less than one vote per share on any or all matters voted upon by the shareholders and the right to vote, as a series by itself or together with other series of Preferred Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and upon such conditions as the Board may determine.

(b) Common Stock

(i) After the requirements with respect to preferential dividends on Preferred Stock (fixed in accordance with the provisions of subparagraph (a)(ii) of this Article, if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions or subparagraph (a)(ii) of this Article) and subject further to any other conditions which may be fixed in accordance with the provisions of paragraph (a) of this Article, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors;

(ii) after distribution in full of the preferential amount (fixed in accordance with the provisions of paragraph (a) of this Article), if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stock holders, ratably in proportion to the number of shares of the Common Stock held by each; and

(iii) no holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any pre-emptive right to purchase or subscribe for any unissued stock of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporation or association, whether such holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

ARTICLE V

DENIAL OF PRE-EMPTIVE RIGHTS

No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any pre-emptive or preferential rights to acquire shares or securities of the Corporation.

ARTICLE VI

PAID IN CAPITAL

The Corporation will not commence business until the consideration of the value of at least $1,000.00 has been received by it as consideration for the issuance of the shares.

ARTICLE VII

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Corporation shall to the fullest extent permitted by Section 78.751 of the Nevada Revised Statutes, as amended from time to time, indemnify all directors of the Corporation. The Corporation may, by specific action of its Board of Directors, indemnify any or all other persons whom it may indemnify pursuant to said Section 78.751.

ARTICLE VIII

OFFICERS' AND DIRECTORS' CONTRACTS

No contract or other transaction between the Corporation and any other firm or corporation shall be affected by the fact that a director or officer of the Corporation has an interest in, or is a director or officer of the Corporation or any other corporation. Any officer or director, individually or with others, may be a party to, or may have an interest in, any transaction of the Corporation or any transaction in which the Corporation is a party or has an interest. Each person who is now or may become an officer or director of the Corporation is hereby relieved from liability that he might otherwise obtain in the event such officer or director contracts with the Corporation for the benefit of himself or any firm or other corporation in which he may have an interest, provided such officer or director acts in good faith.

ARTICLE IX

ADOPTION AND AMENDMENT OF BYLAWS

The power to alter or amend or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors, but the holders of Common Stock of the Corporation may also alter, amend, or repeal the Bylaws or adopt new Bylaws. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

ARTICLE X

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation and its registered agent at such address is:

The Corporation Trust Company of Nevada
One East First Street
Reno, Nevada 89501

ARTICLE XI

NUMBER OF DIRECTORS

The Corporation shall not have fewer directors than the number of shareholders who own an equity interest in the Corporation. At such time as the Corporation has three (3) or more shareholders, it shall not have less than three (3) nor more than nine (9) directors. The permissible number of directors may be increased or decreased from time to time by the Board of Directors in accordance with Section 78.330 of the Nevada Revised Statutes or any amendment or successor statute.

ARTICLE XII

DIRECTORS

The name and address of each of the present members of the Board of Directors is:

Name	Address

Norman H. Asbjornson	2425 South Yukon, Ave.
Tulsa, Oklahoma 74017

William A. Bowen	2425 South Yukon, Ave.
Tulsa, Oklahoma 74017

John B. Johnson, Jr.	900 Petroleum Club Building
Tulsa, Oklahoma 74119

Richard E. Minshall	320 South Boston, Suite 1300
Tulsa, Oklahoma 74103

Anthony Pantaleoni	666 Fifth Avenue
New York, New York 10104

J. M. Klein	1901 N. Sheridan Road
Tulsa, Oklahoma 74115

Charles C. Stephenson, Jr.	One Williams Center
Tulsa, Oklahoma 74172

ARTICLE XIII

SUPER MAJORITY STOCKHOLDERS' VOTE REQUIREMENT

The affirmative vote of not less than two-thirds (2/3's) of the shares entitled to vote shall be required to approve any proposal: (a) to merge or consolidate the Corporation with or into any other corporation, partnership or entity; (b) to sell, exchange, transfer or otherwise dispose of all or substantially all of the Corporation's property and assets; (c) to dissolve or liquidate the Corporation; or (d) to amend, alter or delete from the Articles of Incorporation this Article XIII, unless: (1) the proposal for an action specified in (a) - (d) above was recommended by a majority vote of the directors of the Corporation in office at the time the proposal was first presented to the Board; or (2) the business combination specified in (a) or (b) above is solely between the Corporation and another corporation, partnership or entity, a majority of the voting stock or other equity interests of which is owned by the Corporation; provided that each stockholder of the Corporation receives the same type of consideration in such transaction in proportion to such stockholder's ownership.

The provisions of Article XII have been amended to delete the name and address of the original incorporator and to insert in lieu thereof the names and addresses of the present members of the Board of Directors as required by subsection 3 of Section 78.403 of the Nevada Revised Statutes.

The number of shares of the Corporation outstanding and entitled to vote on the amendment to the Articles of Incorporation at the Annual Meeting of Stockholders held on May 29, 1997, at which time the addition of Article XIII was added to the Articles of Incorporation, was 6,133,449, of which 4,964,743 shares were present in person or by proxy, and of which 4,426,432 shares voted in favor of said amendment, 528,116 shares voted against said amendment and 10,195 shares abstained.

ARTICLE XIV

LIABILITY OF DIRECTORS

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of distributions in violation of Section 78.300 of the Nevada General Corporation Law. If the Nevada General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Nevada General Corporation Law. Any repeal or modification of this Section by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification.